UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2005

WINTRUST FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of Incorporation)	0-21923 (Commission File Number)	36-3873352 (I.R.S. Employer Identification No.)

727 North Bank Lane Lake Forest, Illinois (Address of principal executive offices)	60045 (Zip Code)

Registrant’s telephone number, including area code (847) 615-4096

Not Applicable
(Former name or former address, if changed since last year)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On August 15, 2005, John S. Fleshood, age 43, commenced employment with Wintrust Financial Corporation (the “Company”) as the Company’s Executive Vice President Risk Management. Prior to joining the Company, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank, a Michigan banking corporation, a commercial bank offering a full range of banking services to consumer, business and financial customers, from July 2001 to August 5, 2005. Prior to that, Mr. Fleshood served as Vice President and Manager of the Treasury Division of Fifth Third Bank, Cincinnati, a commercial bank offering a full range of banking services to consumer, business and financial customers.

     The Company entered into an employment agreement with Mr. Fleshood on August 15, 2005 for Mr. Fleshood to serve as the Company’s Executive Vice President Risk Management. The employment agreement provides for a three-year term to be automatically extended for successive one-year terms unless 60 days prior written notice of termination is given by either party. The agreement provides for a base salary in such amount as may from time to time be agreed upon by the Company and Mr. Fleshood. Mr. Fleshood’s base salary for 2005 is $260,000. In addition to his base salary, Mr.Fleshood is eligible to receive a cash bonus as determined by the Company’s Compensation Committee of the Board of Directors. Mr. Fleshood also will be eligible to participate in the Company’s 1997 Stock Incentive Plan. Mr. Fleshood will be permitted to participate in any benefit plans that are generally available to employees of the Company. If Mr. Fleshood’s employment is terminated for any reason, Mr. Fleshood or his beneficiary would be entitled to receive an amount equal to any earned but unpaid base salary and earned but unpaid vacation pay.

     Under the agreement, if Mr. Fleshood’s employment is terminated (1) without “cause” or Mr. Fleshood is “constructively terminated” (each as defined in the agreement) or (2) by reason of death or disability, then, in each case, Mr. Fleshood is entitled to severance compensation equal to two times the sum of his then current base salary plus an amount equal to any cash or stock bonus paid or awarded to Mr. Fleshood during the twelve-month period prior to such termination, as well as certain other benefits. This severance compensation is payable over a two year period, except if termination is due to Mr. Fleshood’s death, in which case it is payable within 30 days of his death, and is subject to reduction for income earned by Mr. Fleshood or life and disability insurance received by Mr. Fleshood or his beneficiaries.

     If within eighteen months of a “change in control” (as defined in the agreement) Mr. Fleshood’s employment is terminated without “cause” or Mr. Fleshood is “constructively terminated” (both as defined in the agreement), Mr. Fleshood shall be entitled to receive, in a lump sum within 30 days of such termination, the same severance benefit he would be entitled to if his employment was terminated without “cause,” as described in the previous paragraph. Under certain circumstances, the Company may reduce the severance benefits payable to Mr. Fleshood following a change in control by reducing such benefit so that it is not deemed an “excess parachute payments” under Internal Revenue Code Section 4999, as defined in Code Section 280G.

     Mr. Fleshood is subject to certain nonsolicitation and noncompetition requirements for two years from the date on which Mr. Fleshood ceases to be an employee of the Company. Additionally, the agreement contains a confidentiality provision that continue indefinitely.

     In connection with Mr. Fleshood joining the Company, he was granted 20,000 stock options at a purchase price of $50.60 per share, which vest equally on the five subsequent anniversary dates of the entry into Mr. Fleshood’s employment agreement. Mr. Fleshood was also granted 1,977 restricted shares, 659 of which vested on August 15, 2005, and 659 of will are scheduled to vest on each of August 15, 2006 and August 15, 2007. The other terms of Mr. Fleshood’s stock option and restricted stock grants are the same as those contained in the Form of Nonqualified Stock Option Agreement and Form of Restricted Stock Award, filed as Exhibits 10.30 and 10.31, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, each of which is incorporated by reference herein.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION (Registrant)
By:	/s/ David A. Dykstra
David A. Dykstra
Senior Executive Vice President and Chief Operating Officer

Date: August 19, 2005